Exhibit 99.1

NEWS RELEASE	Two Colinas Crossing
11511 Luna Road, Dallas, Texas
75234
Tel 214.956.4511 • Fax
214.956.4239
Contact: John W. Feray
Senior Vice President of Finance
Chief Accounting Officer

FOR IMMEDIATE RELEASE

ACQUISITION OF HAGGAR CORP. COMPLETED

Dallas, Texas (November 1, 2005) (BUSINESS WIRE) — Haggar Corp. (NASDAQ-HGGR) announced today the completion of the previously announced acquisition of Haggar by an investor group led by Infinity Associates LLC.  Under the terms of the transaction, Haggar stockholders will receive $29 per share in cash, without interest, for an aggregate purchase price of approximately $212 million.

Haggar stock will cease trading on The Nasdaq National Market at market close today, and will be delisted. As soon as practicable, a paying agent will send information to all Haggar stockholders of record, explaining how they can surrender Haggar stock in exchange for $29 per share in cash, without interest. Stockholders of record should await this information before surrendering their shares. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, Canada, Mexico, and the United Kingdom. Haggar also holds exclusive licenses in the United States to use the Claiborne® trademark, Kenneth Cole New York®, and Kenneth Cole Reaction® trademarks to manufacture, market, and sell men’s shorts and pants in men’s classification pant departments. For more information visit the Haggar website at http://www.haggar.com.

Infinity Associates LLC is an investment company specializing in the acquisition of leading brands in the consumer soft goods industry. Infinity’s principals have many years of hands on experience adding value to companies in the areas of strategic visioning, product design, customer relations, marketing, sourcing and organizational efficiency.